                                                                   EXHIBIT 10.53

              SECOND AMENDED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

        This Second Amended Executive Officer Employment Agreement ("Second Amended Agreement") is entered into as of June 1, 2002, by and between CALLAWAY GOLF COMPANY, a Delaware corporation (the "Company"), and RONALD A. DRAPEAU ("Mr. Drapeau").

        A. The Company and Mr. Drapeau are parties to that certain Executive Officer Employment Agreement entered into as of September 1, 2000, as amended May 15, 2001 (collectively the "Original Agreement").

        B. Pursuant to Section 16 of the Original Agreement, the parties desire to supersede and replace the Original Agreement in the manner set forth herein. The Original Agreement shall no longer be of any force or effect except as restated in this Second Amended Agreement. To the extent there is any conflict between the Original Agreement and this Second Amended Agreement, this Second Amended Agreement shall control and all agreements shall be construed so as to give the maximum force and effect to the provisions of this Second Amended Agreement.

        NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are hereby acknowledged, the Company and Mr. Drapeau hereby agree as follows:

        1. TERM. The term of this Second Amended Agreement shall remain the same as set forth in the Original Agreement, as restated below:

                (a) The Company hereby employs Mr. Drapeau and Mr. Drapeau hereby accepts employment pursuant to the terms and provisions of this Second Amended Agreement for the period commencing September 1, 2000 and terminating December 31, 2003 ("Initial Term").

                (b) On December 31, 2003, and on each December 31 thereafter (the "Extension Dates"), the expiration date of this Second Amended Agreement shall be automatically extended one year, through December 31 of the following year, so long as (a) this Second Amended Agreement is otherwise in full force and effect, (b) Mr. Drapeau is still employed by the Company pursuant to this Second Amended Agreement, (c) Mr. Drapeau is not otherwise in breach of this Second Amended Agreement, and (d) neither the Company nor Mr. Drapeau has given notice as provided in Section 1(c) of this Second Amended Agreement.

                (c) At any time prior to an Extension Date, either Mr. Drapeau or the Company may give written notice to the other ("Notice") that the next automatic extension of the expiration date of this Second Amended Agreement pursuant to Section 1(b) shall be the final such automatic extension of the expiration date of this Second Amended Agreement. Thus, if either Mr. Drapeau or the Company gives Notice on or before December 31, 2003, and all other conditions for automatic extension of the expiration date of this Second Amended Agreement pursuant to Section 1(b) exist, then on December 31, 2003, the expiration date of this Second Amended Agreement shall be extended pursuant to
Section 1(b) from December 31, 2003 to December 31, 2004, with this Second Amended Agreement expiring on that date (if not earlier terminated pursuant to its terms) without any further automatic extensions.

                (d) Upon expiration of this Second Amended Agreement, Mr. Drapeau's status shall be one of at will employment.

        2. SERVICES.

                (a) Mr. Drapeau shall serve as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Drapeau's duties shall be the usual and customary duties of the offices in which Mr. Drapeau serves. Mr. Drapeau shall report to the Board of Directors of the Company.

                (b) Mr. Drapeau shall be required to comply with all policies and procedures of the Company, as such shall be adopted, modified or otherwise established by the Company from time to time.

                (c) The Company and Mr. Drapeau agree that the services being provided by Mr. Drapeau for the Company under the terms of this Agreement are unique and intellectual in character and that Mr. Drapeau and Company are entering into this Agreement so that the Company will have the exclusive benefit of those services during the entire term of the Agreement and any extensions of the Agreement.

        3. SERVICES TO BE EXCLUSIVE. During the term hereof, Mr. Drapeau agrees to devote his full productive time and best efforts to the performance of his duties hereunder pursuant to the supervision and direction of the Company's Board of Directors. Mr. Drapeau further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Mr. Drapeau is employed by the Company, Mr. Drapeau will not directly or indirectly render services of any nature to, otherwise become employed by, or otherwise participate or engage in any other business without the Board of Directors' prior written consent. Mr. Drapeau further agrees to execute such secrecy, non-disclosure, patent, trademark, copyright and other proprietary rights agreements, if any, as the Company may from time to time reasonably require. Nothing herein contained shall be deemed to preclude Mr. Drapeau from having outside personal investments and involvement with appropriate community activities, and from devoting a reasonable amount of time to such matters, provided that this shall in no manner interfere with or derogate from Mr. Drapeau's work for the Company.

        4. COMPENSATION.

                (a) The Company agrees to pay Mr. Drapeau a base salary at the rate of $700,000.00 per year.

                (b) The Company shall provide Mr. Drapeau an opportunity to earn an annual bonus based upon participation in the Company's officer bonus plan as it may or may not exist from time to time. Mr. Drapeau acknowledges that currently all bonuses are discretionary, that the current officer bonus plan does not include any nondiscretionary bonus plan, and that the Company does not currently contemplate establishing any nondiscretionary bonus plan applicable to Mr. Drapeau.

        5. EXPENSES AND BENEFITS.

                (a) Reasonable and Necessary Expenses. In addition to the compensation provided for in Section 4 hereof, the Company shall reimburse Mr. Drapeau for all reasonable, customary and necessary expenses incurred in the performance of Mr. Drapeau's duties hereunder. Mr. Drapeau shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature, and extent of such expenses shall always be subject to the control, supervision and direction of the Board of Directors of the Company.

                (b) Paid Time Off. Mr. Drapeau shall accrue thirty-five (35) days of paid time off annually. With the exception of the accrual of paid time off, all other portions of the Paid Time Off Program, as stated in the Company's Employee Handbook, as may be modified from time to time, shall govern Mr. Drapeau's paid time off. The Company reserves the right to pay Mr. Drapeau for unused, accrued paid time off benefits in lieu of providing time off.

                (c) Benefits. During Mr. Drapeau's employment with the Company pursuant to this Second Amended Agreement, the Company shall provide for Mr. Drapeau to:

                        (i) participate in the Company's health insurance and disability insurance plans as the same may be modified from time to time;

                        (ii) receive, if Mr. Drapeau is insurable under usual underwriting standards, term life insurance coverage on Mr. Drapeau's life, payable to whomever he directs, in an amount equal to $1,000,000.00 in coverage, provided that Mr. Drapeau's physical condition does not prevent him from qualifying for such insurance coverage under reasonable terms and conditions;

                        (iii) participate in the Company's 401(k) retirement investment plan pursuant to the terms of the plan, as the same may be modified from time to time; and

                        (iv) participate in the Company's Executive Deferred Compensation Plan, as the same may be modified from time to time.

                        (v) participate in any other benefit plans the Company provides from time to time to senior executive officers. It is understood that benefit plans within the meaning of this subsection do not include compensation or bonus plans.

                (d) Estate Planning and Other Perquisites. To the extent the Company provides tax and estate planning and related services, or any other perquisites and personal benefits to other officers generally from time to time, such services and perquisites shall be made available to Mr. Drapeau on the same terms and conditions.

                (e) Club Membership. Employee shall be provided with access to a country club in accordance with the Company's country club membership policy, as modified from time to time. The club membership itself shall belong to and be the property of the Company, not Employee.

        6. TAX INDEMNIFICATION. Mr. Drapeau shall be indemnified by the Company for certain excise tax obligations, as more specifically set forth in Exhibit A to this Second Amended Agreement.

        7. BUSINESS ISSUES.

                (a) Other Business. To the fullest extent permitted by law, Mr. Drapeau agrees that, while employed by the Company, Mr. Drapeau will not, directly or indirectly (whether as employee, agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business or venture which conflicts with Mr. Drapeau's duties under this Second Amended Agreement, including services that are directly or indirectly in competition with the business of the Company or any of its affiliates, or have any interest in any person, firm, corporation, or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund.

                (b) Other Employees. Except as may be required in the performance of his duties hereunder, Mr. Drapeau shall not cause or induce, or attempt to cause or induce, any person now or hereafter employed by the Company or any of its affiliates to terminate such employment. This obligation shall remain in effect while Mr. Drapeau is employed by the Company and for a period of one (1) year thereafter.

                (c) Suppliers. While employed by the Company, and for one (1) year thereafter, Mr. Drapeau shall not cause or induce, or attempt to cause or induce, any person or firm supplying goods, services or credit to the Company or any of its affiliates to diminish or cease furnishing such goods, services or credit.

                (d) Conflict of Interest. While employed by the Company, Mr. Drapeau shall not engage in any conduct or enterprise that shall constitute an actual or apparent conflict of interest with respect to Mr. Drapeau's duties and obligations to the Company.

                (e) Non-Interference. While employed by the Company, and for one
(1) year thereafter, Mr. Drapeau shall not in any way undertake to harm, injure or disparage the Company, its officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them. Mr. Drapeau understands that it is the policy of the Company that only the Chief Executive Officer, the Senior Vice President of Global Press and Public Relations, and their specific designees may speak to the press or media about the Company or its business, and agrees not to interfere with the Company's press and public relations by violating this policy.

        8. TERMINATION.

                (a) Termination at the Company's Convenience. Mr. Drapeau's employment under this Second Amended Agreement may be terminated by the Company at its convenience at any time. In the event of a termination by the Company for its convenience, Mr. Drapeau shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) the immediate vesting of all unvested stock options held by Mr. Drapeau as of the date of such termination. In addition to the foregoing and subject to the provisions of
Section 19, Mr. Drapeau shall be entitled to Special Severance as described in
Section 19 and any other benefit provided in this Second Amended Agreement.

                (b) Termination by the Company for Substantial Cause. Mr. Drapeau's employment under this Second Amended Agreement may be terminated immediately by the Company for substantial cause at any time. In the event of a termination by the Company for substantial cause, Mr. Drapeau shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) no other severance. "Substantial cause" shall mean for purposes of this subsection failure by Mr. Drapeau to substantially perform his duties, material breach of this Second Amended Agreement, or misconduct, including but not limited to, dishonesty, theft, use or possession of illegal drugs during work, and/or felony criminal conduct.

                (c) Termination by Mr. Drapeau for Substantial Cause. Mr. Drapeau's employment under this Second Amended Agreement may be terminated immediately by Mr. Drapeau for substantial cause at any time. In the event of a termination by Mr. Drapeau for substantial cause, Mr. Drapeau shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) the immediate vesting of all unvested stock options held by Mr. Drapeau as of the date of such termination. In addition to the foregoing, and subject to the provisions of Section 19, Mr. Drapeau shall be entitled to Special Severance as described in Section 19 and any other benefit provided in this Second Amended Agreement. "Substantial cause" shall mean for purposes of this subsection a material reduction in Mr. Drapeau's authority or responsibilities (including, but not limited to, any failure to nominate Mr. Drapeau as a member of the Board of Directors of the Company at any election of Directors during the term of this Agreement), or a material breach of this Second Amended Agreement by the Company.

                (d) Termination Due to Permanent Disability. Subject to all applicable laws, Mr. Drapeau's employment under this Second Amended Agreement may be terminated immediately by the Company in the event Mr. Drapeau becomes permanently disabled. Permanent disability shall be defined as Mr. Drapeau's failure to perform or being unable to perform all or substantially all of Mr. Drapeau's duties under this Second Amended Agreement for a continuous period of more than six (6) months on account of any physical or mental disability, either as mutually agreed to by the parties or as reflected in the opinions of three qualified physicians, one of which has been selected by the Company, one of which has been selected by Mr. Drapeau, and one of which has been selected by the two other physicians jointly. In the event of a termination by the Company due to Mr. Drapeau's permanent disability, Mr. Drapeau shall be entitled to (i) any compensation accrued and unpaid as of the date of termination; (ii) severance payments equal to Mr. Drapeau's then current base salary at the same rate and on the same schedule as in effect at the time of termination for a period of twenty-four (24) months from the date of termination; (iii) the immediate vesting of outstanding but unvested stock options held by Mr. Drapeau as of such termination date in a prorated amount based upon the number of days in the option vesting period that elapsed prior to Mr. Drapeau's termination;
(iv) the payment of premiums owed for COBRA insurance benefits for a period of time equal to the maximum time allowable under COBRA (currently eighteen (18) months), but not to exceed twenty-four (24) months under any circumstances; and
(v) no other severance. The Company shall be entitled to take, as an offset against any amounts due pursuant to subsections (i) and (ii) above, any amounts received by Mr. Drapeau pursuant to disability or other insurance, or similar sources, provided by the Company.

                (e) Termination Due to Death. Mr. Drapeau's employment under this Second Amended Agreement shall be terminated immediately by the Company in the event of Mr. Drapeau's death. In the event of a termination due to Mr. Drapeau's death, Mr. Drapeau's estate shall be entitled to (i) any compensation accrued and unpaid as of the date of death; (ii) severance payments equal to Mr. Drapeau's then current base salary at the same rate and on the same schedule as in effect at the time of death for a period of time equal to the greater of the remainder of the Initial Term of this Agreement (through December 31, 2003) or six (6) months from the date of death; (iii) the immediate vesting of outstanding but unvested stock options held by Mr. Drapeau as of the date of death in a prorated amount based upon the number of days in the option vesting period that elapsed prior to Mr. Drapeau's death; and (iv) no other severance.

                (f) Termination By Mutual Agreement of the Parties. Mr. Drapeau's employment pursuant to this Second Amended Agreement may be terminated at any time upon the mutual agreement in writing of the parties. Any such termination of employment shall have the consequences specified in such agreement.

                (g) Pre-Termination Rights. The Company shall have the right, at its option, to require Mr. Drapeau to vacate his office or otherwise remain off the Company's premises and to cease any and all activities on the Company's behalf without such action constituting a termination of employment or a breach of this Second Amended Agreement.

        9. RIGHTS UPON A CHANGE IN CONTROL.

                (a) If a Change in Control (as defined in Exhibit B hereto) occurs before the termination of Mr. Drapeau's employment hereunder, then this Second Amended Agreement shall be automatically renewed (the "Renewed Employment Agreement") in the same form and substance as in effect immediately prior to the Change in Control for an initial term of three (3) years commencing with the date the Change in Control was effective (the "Renewal Term"), with further extensions as provided in Section 1 of this Agreement.

                (b) Notwithstanding anything in this Second Amended Agreement to the contrary, if upon or at any time within one (1) year following any Change in Control that occurs during the term of this Second Amended Agreement there is a Termination Event (as defined below), Mr. Drapeau shall be treated as if he had been terminated for the convenience of the Company pursuant to Section 8(a). Furthermore, the provisions of Section 8 shall continue to apply during the term of the Renewed Employment Agreement except that, in the event of a conflict between Section 8 and the rights of Mr. Drapeau described in this Section 9, the provisions of this Section 9 shall govern.

                (c) A "Termination Event" shall mean the occurrence of any one or more of the following, and in the absence of Mr. Drapeau's permanent disability (defined in Section 8(d)), Mr. Drapeau's death, or any of the factors enumerated in Section 8(b) providing for termination by the Company for substantial cause:

                        (i) the termination or material breach of this Second Amended Agreement by the Company;

                        (ii) a failure by the Company to obtain the assumption of this Second Amended Agreement by any successor to the Company or any assignee of all or substantially all of the Company's assets;

                        (iii) any material diminishment in the title, position, duties, responsibilities or status that Mr. Drapeau had with the Company, as a publicly traded entity, immediately prior to the Change in Control;

                        (iv) any reduction, limitation or failure to pay or provide any of the compensation, reimbursable expenses, stock options, incentive programs, or other benefits or perquisites provided to Mr. Drapeau under the terms of this Second Amended Agreement or any other agreement or understanding between the Company and Mr. Drapeau, or pursuant to the Company's policies and past practices as of the date immediately prior to the Change in Control; or

                        (v) any requirement that Mr. Drapeau relocate or any assignment to Mr. Drapeau of duties that would make it unreasonably difficult for Mr. Drapeau to maintain the principal residence he had immediately prior to the Change in Control.

        10. SURRENDER OF EQUIPMENT, BOOKS AND RECORDS. Mr. Drapeau understands and agrees that all equipment, books, records, customer lists and documents connected with the business of the Company and/or its affiliates are the property of and belong to the Company. Under no circumstances shall Mr. Drapeau remove from the Company's facilities any of the Company's and/or its affiliates' equipment, books, records, documents, lists or any copies of the same without the Company's permission, nor shall Mr. Drapeau make any copies of the Company's and/or its affiliates' books, records, documents or lists for use outside the Company's office except as specifically authorized by the Company. Mr. Drapeau shall return to the Company and/or its affiliates all equipment, books, records, documents and customer lists belonging to the Company and/or its affiliates upon termination of Mr. Drapeau's employment with the Company.

        11. GENERAL RELATIONSHIP. Mr. Drapeau shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations, including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

        12. TRADE SECRETS AND CONFIDENTIAL INFORMATION.

                (a) As used in this Second Amended Agreement, the term "Trade Secrets and Confidential Information" means information, whether written or oral, not generally available to the public, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, which is received from the Company and/or its affiliates, either directly or indirectly, including but not limited to (i) concepts, ideas, plans and strategies involved in the Company's and/or its affiliates' products, (ii) the processes, formulae and techniques disclosed by the Company and/or its affiliates to Mr. Drapeau or observed by Mr. Drapeau, (iii) the designs, inventions and innovations and related plans, strategies and applications which Mr. Drapeau develops during the term of this Second Amended Agreement in connection with the work performed by Mr. Drapeau for the Company and/or its affiliates; and (iv) third party information which the Company and/or its affiliates has/have agreed to keep confidential.

                (b) Notwithstanding the provisions of subsection 12(a), the term "Trade Secrets and Confidential Information" does not include (i) information which, at the time of disclosure or observation, had been previously published or otherwise publicly disclosed; (ii) information which is published (or otherwise publicly disclosed) after disclosure or observation, unless such publication is a breach of this Second Amended Agreement or is otherwise a violation of contractual, legal or fiduciary duties owed to the Company, which violation is known to Mr. Drapeau; or (iii) information which, subsequent to disclosure or observation, is obtained by Mr. Drapeau from a third person who is lawfully in possession of such information (which information is not acquired in violation of any contractual, legal, or fiduciary obligation owed to the Company with respect to such information, and is known by Mr. Drapeau) and who is not required to refrain from disclosing such information to others.

                (c) While employed by the Company, Mr. Drapeau will have access to and become familiar with various Trade Secrets and Confidential Information. Mr. Drapeau acknowledges that the Trade Secrets and Confidential Information are owned and shall continue to be owned solely by the Company and/or its affiliates. Mr. Drapeau agrees that he will not, at any time, whether during or subsequent to his employment by the Company and/or its affiliates, use or disclose Trade Secrets and Confidential Information for any competitive purpose or divulge the same to any person other than the Company or persons with respect to whom the Company has given its written consent, unless Mr. Drapeau is compelled to disclose it by governmental process. In the event Mr. Drapeau believes that he is legally required to disclose any Trade Secrets or Confidential Information, Mr. Drapeau shall give reasonable notice to the Company prior to disclosing such information and shall assist the Company in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information, including, but not limited to, execution by the receiving party of a non-disclosure agreement in a form acceptable to the Company.

                (d) The provisions of this Section 12 shall survive the termination or expiration of this Second Amended Agreement, and shall be binding upon Mr. Drapeau in perpetuity.

        13. ASSIGNMENT OF RIGHTS.

                (a) As used in this Second Amended Agreement, "Designs, Inventions and Innovations," whether or not they have been patented, trademarked, or copyrighted, include, but are not limited to designs, inventions, innovations, ideas, improvements, processes, sources of and uses for materials, apparatus, plans, systems and computer programs relating to the design, manufacture, use, marketing, distribution and management of the Company's and/or its affiliates' products.

                (b) As a material part of the terms and understandings of this Second Amended Agreement, Mr. Drapeau agrees to assign to the Company all Designs, Inventions and Innovations developed, conceived and/or reduced to practice by Mr. Drapeau, alone or with anyone else, in connection with the work performed by Mr. Drapeau for the Company during Mr. Drapeau's employment with the Company, regardless of whether they are suitable to be patented, trademarked and/or copyrighted.

                (c) Mr. Drapeau agrees to disclose in writing to the Board of Directors of the Company any Design, Invention or Innovation relating to the business of the Company and/or its affiliates, which Mr. Drapeau develops, conceives and/or reduces to practice in connection with any work performed by Mr. Drapeau for the Company, either alone or with anyone else, while employed by the Company and/or within twelve (12) months of the termination of employment. Mr. Drapeau shall disclose all Designs, Inventions and Innovations to the Company, even if Mr. Drapeau does not believe that he is required under this Second Amended Agreement, or pursuant to California Labor Code Section 2870, to assign his interest in such Design, Invention or Innovation to the Company. If the Company and Mr. Drapeau disagree as to whether or not a Design, Invention or Innovation is included within the terms of this Second Amended Agreement, it will be the responsibility of Mr. Drapeau to prove that it is not included.

                (d) Pursuant to California Labor Code Section 2870, the obligation to assign as provided in this Second Amended Agreement does not apply to any Design, Invention or Innovation to the extent such obligation would conflict with any state or federal law. The obligation to assign as provided in this Second Amended Agreement does not apply to any Design, Invention or Innovation that Mr. Drapeau developed entirely on Mr. Drapeau's own time without using the Company's equipment, supplies, facilities or Trade Secrets and Confidential Information except those Designs, Inventions or Innovations that either:

                        (i) Relate at the time of conception or reduction to practice to the Company's and/or its affiliates' business, or actual or demonstrably anticipated research of the Company and/or its affiliates; or

                        (ii) Result from any work performed by Mr. Drapeau for the Company and/or its affiliates.

                (e) Mr. Drapeau agrees that any Design, Invention and/or Innovation which is required under the provisions of this Second Amended Agreement to be assigned to the Company shall be the sole and exclusive property of the Company. Upon the Company's request, at no expense to Mr. Drapeau, Mr. Drapeau shall execute any and all proper applications for patents, copyrights and/or trademarks, assignments to the Company, and all other applicable documents, and will give testimony when and where requested to perfect the title and/or patents (both within and without the United States) in all Designs, Inventions and Innovations belonging to the Company.

                (f) The provisions of this Section 13 shall survive the termination or expiration of this Second Amended Agreement, and shall be binding upon Mr. Drapeau in perpetuity.

        14. ASSIGNMENT. This Second Amended Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company. Mr. Drapeau shall have no right to assign his rights, benefits, duties, obligations or other interests in this Second Amended Agreement, it being understood that this Second Amended Agreement is personal to Mr. Drapeau.

        15. ENTIRE UNDERSTANDING. This Second Amended Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and no other representations, warranties or agreements whatsoever as to that subject matter have been made by Mr. Drapeau or the Company. This Second Amended Agreement shall not be modified, amended or terminated except by another instrument in writing executed by the parties hereto. This Second Amended Agreement replaces and supersedes any and all prior understandings or agreements between Mr. Drapeau and the Company regarding employment.

        16. NOTICES. Any notice, request, demand, or other communication required or permitted hereunder, shall be deemed properly given when actually received or within five (5) days of mailing by certified or registered mail, postage prepaid, to Mr. Drapeau at the address currently on file with the Company, and to the Company at:

               Company: Callaway Golf Company
                        2180 Rutherford Road
                        Carlsbad, California 92008
                        Attn: Steven C. McCracken
                        Senior Executive Vice President, Chief Legal Officer

or to such other address as Mr. Drapeau or the Company may from time to time furnish, in writing, to the other.

        17. IRREVOCABLE ARBITRATION OF DISPUTES.

                (a) MR. DRAPEAU AND THE COMPANY AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING HEREUNDER OR IN ANY WAY RELATED TO THIS SECOND AMENDED AGREEMENT, ITS INTERPRETATION, ENFORCEABILITY, OR APPLICABILITY, OR RELATING TO MR. DRAPEAU'S EMPLOYMENT, OR THE TERMINATION THEREOF, THAT CANNOT BE RESOLVED BY MUTUAL AGREEMENT OF THE PARTIES SHALL BE SUBMITTED TO BINDING ARBITRATION. THIS INCLUDES, BUT IS NOT LIMITED TO, ALLEGED VIOLATIONS OF FEDERAL, STATE AND/OR LOCAL STATUTES, CLAIMS BASED ON ANY PURPORTED BREACH OF DUTY ARISING IN CONTRACT OR TORT, INCLUDING BREACH OF CONTRACT, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, VIOLATION OF PUBLIC POLICY, VIOLATION OF ANY STATUTORY, CONTRACTUAL OR COMMON LAW RIGHTS, BUT EXCLUDING WORKERS' COMPENSATION, UNEMPLOYMENT MATTERS, OR ANY MATTER FALLING WITHIN THE JURISDICTION OF THE STATE LABOR COMMISSIONER. THE PARTIES AGREE THAT ARBITRATION IS THE PARTIES' ONLY RECOURSE FOR SUCH CLAIMS AND HEREBY WAIVE THE RIGHT TO PURSUE SUCH CLAIMS IN ANY OTHER FORUM, UNLESS OTHERWISE PROVIDED BY LAW. ANY COURT ACTION INVOLVING A DISPUTE WHICH IS NOT SUBJECT TO ARBITRATION SHALL BE STAYED PENDING ARBITRATION OF ARBITRABLE DISPUTES.

                (b) MR. DRAPEAU AND THE COMPANY AGREE THAT THE ARBITRATOR SHALL HAVE THE AUTHORITY TO ISSUE PROVISIONAL RELIEF. MR. DRAPEAU AND THE COMPANY FURTHER AGREE THAT EACH HAS THE RIGHT, PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8, TO APPLY TO A COURT FOR A PROVISIONAL REMEDY IN CONNECTION WITH AN ARBITRABLE DISPUTE SO AS TO PREVENT THE ARBITRATION FROM BEING RENDERED INEFFECTIVE.

                (c) ANY DEMAND FOR ARBITRATION SHALL BE IN WRITING AND MUST BE COMMUNICATED TO THE OTHER PARTY PRIOR TO THE EXPIRATION OF THE APPLICABLE STATUTE OF LIMITATIONS.

                (d) THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE PROCEDURAL RULES STATED IN THE NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA"). THE ARBITRATION SHALL BE CONDUCTED IN SAN DIEGO BY A FORMER OR RETIRED JUDGE OR ATTORNEY WITH AT LEAST 10 YEARS EXPERIENCE IN EMPLOYMENT-RELATED DISPUTES, OR A NON-ATTORNEY WITH LIKE EXPERIENCE IN THE AREA OF DISPUTE, WHO SHALL HAVE THE POWER TO HEAR MOTIONS, CONTROL DISCOVERY, CONDUCT HEARINGS AND OTHERWISE DO ALL THAT IS NECESSARY TO RESOLVE THE MATTER. THE PARTIES MUST MUTUALLY AGREE ON THE ARBITRATOR. IF THE PARTIES CANNOT AGREE ON THE ARBITRATOR AFTER THEIR BEST EFFORTS, AN ARBITRATOR FROM THE AMERICAN ARBITRATION ASSOCIATION WILL BE SELECTED PURSUANT TO THE AMERICAN ARBITRATION ASSOCIATION NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES. THE COMPANY SHALL PAY THE COSTS OF THE ARBITRATOR'S FEES.

                (e) THE ARBITRATION WILL BE DECIDED UPON A WRITTEN DECISION OF THE ARBITRATOR STATING THE ESSENTIAL FINDINGS AND CONCLUSIONS UPON WHICH THE AWARD IS BASED. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO AWARD DAMAGES, IF ANY, TO THE EXTENT THAT THEY ARE AVAILABLE UNDER APPLICABLE LAW(S). THE ARBITRATION AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED AS A JUDGMENT IN ANY COURT HAVING COMPETENT JURISDICTION. EITHER PARTY MAY SEEK REVIEW PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1286, ET SEQ.

                (f) IT IS EXPRESSLY UNDERSTOOD THAT THE PARTIES HAVE CHOSEN ARBITRATION TO AVOID THE BURDENS, COSTS AND PUBLICITY OF A COURT PROCEEDING, AND THE ARBITRATOR IS EXPECTED TO HANDLE ALL ASPECTS OF THE MATTER, INCLUDING DISCOVERY AND ANY HEARINGS, IN SUCH A WAY AS TO MINIMIZE THE EXPENSE, TIME, BURDEN AND PUBLICITY OF THE PROCESS, WHILE ASSURING A FAIR AND JUST RESULT. THE ARBITRATOR SHALL ALLOW REASONABLE DISCOVERY AS PROVIDED IN THE CALIFORNIA ARBITRATION ACT, BUT SHALL CONTROL THE AMOUNT AND SCOPE OF DISCOVERY.

                (g) THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THE SECOND AMENDED AGREEMENT, AND SHALL BE BINDING UPON THE PARTIES.

THE PARTIES HAVE READ SECTION 17 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

                      ______ (MR. DRAPEAU) ______ (COMPANY)

        18. MISCELLANEOUS.

                (a) Headings. The headings of the several sections and paragraphs of this Second Amended Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

                (b) Waiver. Failure of either party at any time to require performance by the other of any provision of this Second Amended Agreement shall in no way affect that party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

                (c) Applicable Law. This Second Amended Agreement shall constitute a contract under the internal laws of the State of California and shall be governed and construed in accordance with the laws of said state as to both interpretation and performance.

                (d) Severability. In the event any provision or provisions of this Second Amended Agreement is or are held invalid, the remaining provisions of this Second Amended Agreement shall not be affected thereby.

                (e) Advertising Waiver. Mr. Drapeau agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Mr. Drapeau's name and/or pictures of Mr. Drapeau taken in the course of his provision of services to the Company and/or its affiliates, appear. Mr. Drapeau hereby waives and releases any claim or right he may otherwise have arising out of such use, publication or distribution.

                (f) Counterparts. This Second Amended Agreement may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

        19. SPECIAL SEVERANCE.

                (a) Amount. Special Severance shall consist of (i) severance payments equal to one-half of Mr. Drapeau's then current base salary at the same rate and on the same payment schedule as in effect at the time of termination for a period equal to the greater of twenty-four (24) months from the date of termination or the remainder of any Renewal Term; (ii) the payment of premiums owed for COBRA insurance benefits for a period of time equal to the maximum time allowable under COBRA (currently eighteen (18) months), but not to exceed twenty-four (24) months under any circumstances; and (iii) no other severance.

                (b) Conditions on Receiving Special Severance. Notwithstanding anything else to the contrary, it is expressly understood that any obligation of the Company to pay Special Severance pursuant to this Second Amended Agreement shall be subject to: (i) Mr. Drapeau's continued compliance with the terms and conditions of Sections 7(b), 7(c), 7(e), 12, 13 and 17; and (ii) Mr. Drapeau shall not, directly, indirectly or in any other way, disparage the Company, its officers or employees, vendors, customers, products or activities, or otherwise interfere with the Company's press, public and media relations.

        20. INCENTIVE PAYMENTS.

                (a) Terms and Conditions. Subject to the requirements set forth in this Section, Mr. Drapeau shall be eligible for Incentive Payments in the event that Mr. Drapeau is terminated at the Company's convenience pursuant to Sections 8(a) or 9(b), or terminates employment for substantial cause pursuant to Section 8(c). Incentive Payments shall be equal to one-half of Mr. Drapeau's then-current base salary at the rate and on the same payment schedule in effect at the time of termination for a period equal to the greater of twenty-four (24) months from the date of termination or the remainder of any Renewal Term. Incentive Payments shall be conditioned upon Mr. Drapeau choosing not to engage (whether as an owner, employee, agent, consultant, or in any other capacity) in any business or venture that competes with the business of the Company or any of its affiliates. If Mr. Drapeau chooses to engage in such activities, then the Company shall have no obligation to make Incentive Payments for the period of time during which Mr. Drapeau chooses to do so.

                (b) Sole Consideration. Mr. Drapeau and the Company agree and acknowledge that the sole and exclusive consideration for the Incentive Payments is Mr. Drapeau's agreement as described in subparagraph (a) above. In the event that subparagraph (a) is deemed unenforceable or invalid for any reason, then the Company will have no obligation to make Incentive Payments for the period of time during which it has been deemed unenforceable or invalid. The obligations and duties of this Section 20 shall be separate and distinct from the other obligations and duties set forth in this Second Amended Agreement, and any finding of invalidity or unenforceability of this Section 20 shall have no effect upon the validity or invalidity of the other provisions of this Second Amended Agreement.

        21. TREATMENT OF SPECIAL SEVERANCE AND INCENTIVE PAYMENTS. Any Special Severance and Incentive Payments shall be subject to usual and customary employee payroll practices and all applicable withholding requirements. Except for the amounts specifically provided pursuant to Sections 8, 19 and 20, Mr. Drapeau shall not be entitled to any further compensation, bonus, damages, restitution, relocation benefits, or other severance benefits upon termination of employment. The amounts payable to Mr. Drapeau pursuant to these Sections shall not be treated as damages, but as compensation to which Mr. Drapeau may be entitled by reason of termination of employment under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to Mr. Drapeau pursuant to Sections 8, 19 and 20 any amounts earned by Mr. Drapeau in other employment after termination of his employment with the Company pursuant to this Second Amended Agreement, or any amounts which might have been earned by Mr. Drapeau in other employment had Mr. Drapeau sought such other employment. The provisions of Sections 8, 19 and 20 shall not limit Mr. Drapeau's rights under or pursuant to any other agreement or understanding with the Company regarding any pension, profit sharing, insurance or other employee benefit plan of the Company to which Mr. Drapeau is entitled pursuant to the terms of such plan.

        IN WITNESS WHEREOF, the parties have caused this Second Amended Agreement to be executed effective the date first written above.


MR. DRAPEAU                             COMPANY

                                        Callaway Golf Company,
                                        a Delaware corporation



                                        By:
-----------------------------------        -------------------------------------
Ronald A. Drapeau                          Steven C. McCracken
                                           Senior Executive Vice President,
                                           Chief Legal Officer

                                    EXHIBIT A

                               TAX INDEMNIFICATION

        Pursuant to Section 6 of Mr. Drapeau's Second Amended Agreement ("Section 6"), the Company agrees to indemnify Mr. Drapeau with respect to certain excise tax obligations as follows:

        1. Definitions. For purposes of Section 6 and this Exhibit A, the following terms shall have the meanings specified herein:

                (a) "Claim" shall mean any written claim (whether in the form of a tax assessment, proposed tax deficiency or similar written notification) by the Internal Revenue Service or any state or local tax authority that, if successful, would result in any Excise Tax or an Underpayment.

                (b) "Code" shall mean the Internal Revenue Code of 1986, as amended. All references herein to any section, subsection or other provision of the Code shall be deemed to refer to any successor thereto.

                (c) "Excise Tax" shall mean (i) any excise tax imposed by
Section 4999 of the Code or any comparable federal, state or local tax, and (ii) any interest and/or penalties incurred with respect to any tax described in 1(c)(i).

                (d) Gross-Up Payment shall mean a cash payment as specified in
Section 2.

                (e) "Overpayment" and "Underpayment" shall have the meanings specified in Section 4.

                (f) "Payment" shall mean any payment, benefit or distribution (including, without limitation, cash, the acceleration of the granting, vesting or exercisability of stock options or other incentive awards, or the accrual or continuation of any other payments or benefits) granted or paid to or for the benefit of Mr. Drapeau by the Company or by any person or persons whose actions result in a Taxable Event (as defined in this Section), or by any person affiliated with the Company or such person(s), whether paid or payable pursuant to the terms of this Second Amended Agreement or otherwise. Notwithstanding the foregoing, a Payment shall not include any Gross-Up Payment required under
Section 6 and this Exhibit A

                (g) "Taxable Event" shall mean any change in control or other event which triggers the imposition of any Excise Tax on any Payment.

        2. In the event that any Payment is determined to be subject to any Excise Tax, then Mr. Drapeau shall be entitled to receive from the Company a Gross-Up Payment in an amount such that, after the payment of all income taxes, Excise Taxes and any other taxes imposed with respect to the Gross-Up Payment (together with payment of all interest and penalties imposed with respect to any such taxes), Mr. Drapeau shall retain a net amount of the Gross-Up Payment equal to the Excise Tax imposed with respect to the Payments.

        3. All determinations required to be made under Section 6 and this Exhibit A, including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the Company's current accounting firm as its independent auditor (the "Accounting Firm"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Taxable Event to which a possible Gross-Up Payment is related, another nationally recognized accounting firm that is mutually acceptable to the Company and Mr. Drapeau shall be appointed to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations to the Company and to

Mr. Drapeau regarding the amount of Excise Tax (if any) which is payable, and the Gross-Up Payment (if any) required hereunder, with respect to any Payment or Payments, with such calculations to be provided at such time as may be requested by the Company but in no event later than fifteen (15) business days following receipt of a written notice from Mr. Drapeau that there has been a Payment that may be subject to an Excise Tax. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to Section 6 and this Exhibit A shall be paid by the Company to Mr. Drapeau within five (5) business days after receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Mr. Drapeau, the Accounting Firm shall furnish Mr. Drapeau with a written opinion that failure to disclose, report or pay the Excise Tax on Mr. Drapeau's federal or other applicable tax returns will not result in the imposition of a negligence penalty, understatement penalty or other similar penalty. All determinations by the Accounting Firm shall be binding upon the Company and Mr. Drapeau in the absence of clear and indisputable mathematical error. Following receipt of a Gross-Up Payment as provided herein, Mr. Drapeau shall be obligated to properly and timely report his Excise Tax liability on the applicable tax returns or reports and to pay the full amount of Excise Tax with funds provided through such Gross-Up Payment. Notwithstanding the foregoing, if the Company reasonably determines that Mr. Drapeau will be unable or otherwise may fail to make such Excise Tax payment, the Company may elect to pay the Excise Tax to the Internal Revenue Service and/or other applicable tax authority on behalf of Mr. Drapeau, in which case the Company shall pay the net balance of the Gross-Up Payment (after deduction of such Excess Tax payment) to Mr. Drapeau.

        4. As a result of uncertainty in the application of Section 4999 of the Code, it is possible that a Gross-Up Payment will not have been made by the Company that should have been made (an "Underpayment") or that a Gross-Up Payment is made that should not have been made (an "Overpayment"). In the event that Mr. Drapeau is required to make a payment of any Excise Tax, due to an Underpayment, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Mr. Drapeau in which case Mr. Drapeau shall be obligated to make a timely payment of the full amount of the applicable Excise Tax to the applicable tax authority, provided, however, the Company may elect to pay the Excise Tax to the applicable tax authority on behalf of Mr. Drapeau consistent with the provisions of Section 3, in which case the Company shall pay the net balance of the Underpayment (after deduction of such Excise Tax payment) to Mr. Drapeau. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be repaid by Mr. Drapeau to the Company within ninety
(90) days after written demand to Mr. Drapeau by the Company, provided, however, that Mr. Drapeau shall have no obligation to repay any amount of the Overpayment that has been paid to, and not recovered from, a tax authority, provided further, however, in such event the Company may direct Mr. Drapeau to prosecute a claim for a refund of such amount consistent with the principles set forth in
Section 5.

        5. Mr. Drapeau shall notify the Company in writing of any Claim. Such notice (a) shall be given as soon as practicable, but in no event later than fifteen (15) business days, following Mr. Drapeau's receipt of written notice of the Claim from the applicable tax authority, and (b) shall include a compete and accurate copy of the tax authority's written Claim or otherwise fully inform the Company of the nature of the Claim and the date on which any payment of the Claim must be paid, provided that Mr. Drapeau shall not be required to give notice to the Company of facts of which the Company is already aware, and provided further that failure or delay by Mr. Drapeau to give such notice shall not constitute a breach of Section 6 or this Exhibit A except to the extent that the Company is prejudiced thereby. Mr. Drapeau shall not pay any portion of a Claim prior to the earlier of (a) the expiration of thirty (30) days following the date on which Mr. Drapeau gives the foregoing notice to the Company, (b) the date that any Excise Tax payment under the Claim is due, or (c) the date the Company notifies Mr. Drapeau that it does not intend to contest the Claim. If, prior to expiration of such period, the Company notifies Mr. Drapeau in writing that it desires to contest the Claim, Mr. Drapeau shall:

                (a) give the Company any information reasonably requested by the Company relating to the Claim;

                (b) take such action in connection with contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the Claim by an attorney selected and compensated by the Company who is reasonably acceptable to Mr. Drapeau;

                (c) cooperate with the Company in good faith in order to effectively contest the Claim; and

                (d) permit the Company to participate (at its expense) in any and all proceedings and conferences pertaining to the Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys' fees) incurred in connection with any such contest, and shall indemnify and hold Mr. Drapeau harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and all costs imposed or incurred in connection with such contests. Without limitation upon the foregoing provisions of this Section 5, and except as provided below, the Company shall control all proceedings concerning any such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with tax authorities pertaining to the Claim. At the written request of the Company, and upon payment to Mr. Drapeau of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, Mr. Drapeau shall pay the same and sue for a refund or otherwise contest the Claim in any permissible manner as directed by the Company. Mr. Drapeau agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided, however, that if the Company requests Mr. Drapeau to pay the Claim and sue for a refund, the Company shall indemnify and hold Mr. Drapeau harmless, on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and costs imposed or incurred in connection with such contest or with respect to any imputed income attributable to any advances or payments by the Company hereunder. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Mr. Drapeau which is the subject of a Claim is to be limited solely to the Claim. Furthermore, the Company's control of a contest as provided hereunder shall be limited to issues for which a Gross-Up Payment would be payable hereunder, and Mr. Drapeau shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other tax authority.

        6. If Mr. Drapeau receives a refund from a tax authority of all or any portion of an Excise Tax paid by or on behalf of Mr. Drapeau with amounts advanced by the Company pursuant to Section 6 and this Exhibit A, Mr. Drapeau shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Mr. Drapeau shall, if so directed by the Company, file and otherwise prosecute a claim for refund of any Excise Tax payment made by or on behalf of Mr. Drapeau with amounts advanced by the Company pursuant to Section 6 and this Exhibit A, with any such refund claim to be effected in accordance with the principles set forth in Section 5. If a determination is made that Mr. Drapeau shall not be entitled to any refund and the Company does not notify Mr. Drapeau in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then Mr. Drapeau shall have no further obligation hereunder to contest such denial or to repay to the Company the amount involved in such unsuccessful refund claim. The amount of any advances which are made by the Company in connection with any such refund claim hereunder, to the extent not refunded by the applicable tax authority to Mr. Drapeau, shall offset, as appropriate consistent with the purposes of Section 6 and this Exhibit A, the amount of any Gross-Up Payment required hereunder to be paid by the Company to Mr. Drapeau.

                                    EXHIBIT B

                                CHANGE IN CONTROL

        A "Change in Control" means the following and shall be deemed to occur if any of the following events occurs:

        1. Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding the Company and its affiliates and any employee benefit or stock ownership plan of the Company or its affiliates and also excluding an underwriter or underwriting syndicate that has acquired the Company's securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

        2. Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual's election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

        3. Consummation by the Company of the sale or other disposition by the Company of all or substantially all of the Company's assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

                (a) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

                (b) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

        4. Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of liquidation of the Company.